Exhibit 99.1

ARKO Corp. Reports First Quarter 2024 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Key Highlights (vs. Year-Ago Quarter)1,2

•
Net loss for the quarter was $0.6 million compared to $2.5 million.
•
Adjusted EBITDA for the quarter was $36.6 million compared to $47.5 million, with the variance driven by lower fuel contribution, regulatory state-wide elimination of Virginia gaming income, and increases in same store operating expenses.
•
Merchandise revenue increased 3.6% to $414.7 million.
•
Merchandise contribution increased by 9.7% to $134.9 million. Merchandise margin expanded approximately 180 basis points to 32.5%, supported by key marketing and merchandising initiatives.
•
Retail fuel contribution increased 5.5% to $92.9 million, with margin increasing to 36.4 cents per gallon from 35.4. Retail same store fuel gallons sold decreased 6.7% compared to a decrease in national OPIS average same-station fuel gallon volume of approximately 5.9%.

Other Key Highlights

•
As part of the Company’s focus on accelerating organic growth, it is in the process of developing a multi-year transformation plan, including the following elements:
o
More aggressive and targeted capital allocation toward strategic sub-segments of its retail stores to drive traffic and improve profitability.
o
Continued development and execution of a pilot program to improve customer experience and value proposition, in partnership with a nationally renowned consulting firm, with plans to expand refined offering across larger store network.
o
Fully leveraging the Company’s unique, multi-segment operating model through more active conversion of retail stores to dealer sites within its wholesale segment to improve profitability.
•
Additional details will be provided in further investor communications and will be detailed in full at the Company’s investor day that will take place later this year.
•
Continuation of the Company’s enhanced food program rollout, including its January 2024 new pizza program launch and the upcoming re-launch of its hot dog and roller grill program anchored by Nathan’s Famous as its new supplier of quality, 100% all beef hot dogs.
•
ARKO’s Board of Directors (“Board”) approved the expansion of the Company’s stock repurchase program from $100 million to $125 million.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on May 31, 2024 to stockholders of record as of May 20, 2024.

“Our first quarter results reflect our ongoing efforts to navigate the current macroeconomic environment, while aggressively positioning ARKO for future organic growth and improved profitability,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Over the past decade, we have gained significant scale through acquisitions and believe there is meaningful value embedded within our network of retail stores. We have a strong balance sheet and substantial available liquidity, which we plan to use to selectively and methodically increase our investments in our retail store base to drive traffic and improve profitability."

Mr. Kotler continued: “We firmly believe our current valuation does not fully reflect the underlying value of our business, which has grown to become one of the largest convenience store operators in the United States and a Fortune 500 company. Given this disconnect, I am pleased to announce that the Board has approved an expansion of our share repurchase program to $125 million, which we believe will support long-term value creation for our valued stockholders.”

First Quarter 2024 Segment Highlights

Retail

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Fuel gallons sold	255,464	248,906
Same store fuel gallons sold decrease (%) [1]	(6.7%)	(5.8%)
Fuel contribution [2]	$92,933	$88,096
Fuel margin, cents per gallon [3]	36.4	35.4
Same store fuel contribution [1,2]	$82,048	$84,832
Same store merchandise sales (decrease) increase (%) [1]	(4.1%)	3.8%
Same store merchandise sales excluding cigarettes (decrease) increase (%) [1]	(3.0%)	7.6%
Merchandise revenue	$414,655	$400,408
Merchandise contribution [4]	$134,918	$122,965
Merchandise margin [5]	32.5%	30.7%
Same store merchandise contribution [1,4]	$118,676	$117,814
Same store site operating expenses [1]	$172,619	$167,112

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as fuel contribution divided by fuel gallons sold.

[4] Calculated as merchandise revenue less merchandise costs.

[5] Calculated as merchandise contribution divided by merchandise revenue.

Same store merchandise sales, excluding cigarettes, decreased 3.0% for the first quarter of 2024 compared to the first quarter of 2023. Same store merchandise sales decreased 4.1% for the first quarter of 2024 compared to the prior year period.

Total merchandise contribution for the first quarter of 2024 increased $12.0 million, or 9.7%, compared to the first quarter of 2023, due to $11.3 million of incremental merchandise contribution from acquisitions closed in 2023, as well as an increase in merchandise contribution at same stores of approximately $0.9 million.

Merchandise contribution at same stores increased in the first quarter of 2024 primarily due to higher contribution from other tobacco products and franchises partially offset by lower contribution from the Company’s core destination categories. Merchandise margin increased 180 basis points to 32.5% for the first quarter of 2024, supported by key marketing and merchandising initiatives.

For the first quarter of 2024, retail fuel contribution increased $4.8 million to $92.9 million compared to the prior year period, with resilient fuel margin capture of 36.4 cents per gallon, an increase of 1.0 cent per gallon for the first quarter of 2024 as compared to the first quarter of 2023. Same store fuel contribution was $82.0 million for the first quarter of 2024, compared to $84.8 million for the prior year quarter. This decrease in same store fuel contribution was offset by approximately $7.8 million of incremental fuel contribution from acquisitions closed in 2023.

Wholesale

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Fuel gallons sold – fuel supply locations	186,731	182,427
Fuel gallons sold – consignment agent locations	37,504	37,962
Fuel contribution [1] – fuel supply locations	$11,562	$11,156
Fuel contribution [1] – consignment locations	$9,168	$10,039
Fuel margin, cents per gallon [2] – fuel supply locations	6.2	6.1
Fuel margin, cents per gallon [2] – consignment agent locations	24.4	26.4

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

In wholesale, total fuel contribution was approximately $20.7 million for the first quarter of 2024. Fuel contribution from fuel supply locations increased by $0.4 million for the quarter compared to the prior year period, and fuel margin increased, primarily due to incremental contribution from acquisitions closed in 2023, which was partially offset by decreased prompt pay discounts related to lower fuel costs and lower volumes at comparable wholesale sites.

Fuel contribution from consignment agent locations decreased by $0.9 million for the first quarter of 2024 compared to the prior year period. Fuel margin also decreased for the quarter ended March 31, 2024 compared to the prior year period, primarily due to lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs, which was partially offset by the incremental contribution from acquisitions closed in 2023.

Fleet Fueling

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	33,449	31,016
Fuel gallons sold – third-party cardlock locations	3,199	1,610
Fuel contribution [1] – proprietary cardlock locations	$13,669	$13,813
Fuel contribution [1] – third-party cardlock locations	$247	$22
Fuel margin, cents per gallon [2] – proprietary cardlock locations	40.9	44.5
Fuel margin, cents per gallon [2] – third-party cardlock locations	7.7	1.3

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.

[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution increased $0.1 million to approximately $13.9 million for the first quarter of 2024 compared to the prior year period. At proprietary cardlocks, fuel margin decreased by 3.6 cents per gallon as compared to the first quarter of 2023, when diesel margins were at significantly elevated levels. At third-party cardlock locations, fuel margin per gallon increased by 6.4 cents per gallon for the first quarter of 2024 compared to the first quarter of 2023. These changes were primarily due to higher volumes and the cardlocks acquired in the WTG Acquisition.

Site Operating Expenses

For the quarter ended March 31, 2024, convenience store operating expenses increased $22.5 million, or 12.8% as compared to the prior year period, primarily due to $18.5 million of incremental expenses related to acquisitions closed in 2023. Same store expenses were up $5.5 million from the prior year period, or 3.3%, with the increase related to hourly wage rate growth, accelerated repair and maintenance, and elevated worker’s compensation claims related to first quarter events. The increase in site operating expenses was partially offset by underperforming retail stores that were closed or converted to dealers.

Liquidity and Capital Expenditures

As of March 31, 2024, the Company’s total liquidity was approximately $764 million, consisting of approximately $184 million of cash and cash equivalents and approximately $579 million of availability under lines of credit. Outstanding debt was $885 million, resulting in net debt, excluding lease related financing liabilities, of approximately $700 million. The Company’s program agreement with affiliates of Oak Street, a division of Blue Owl Capital, provides for an aggregate up to $1.5 billion of capacity, almost all of which is currently available to the Company through September 30, 2024. Capital expenditures were approximately $29.2 million for the quarter ended March 31, 2024, including the purchase of certain fee properties, upgrades to fuel dispensers and other investments in stores.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and financial position and its belief that the Company’s current share price does not fully reflect the underlying value of its business.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on May 31, 2024 to stockholders of record as of May 20, 2024.

During the quarter, the Company repurchased approximately 4.8 million shares of common stock under the repurchase program for approximately $28.3 million, or an average share price of $5.89. Repurchases during the quarter included the repurchase of shares originally issued to the sellers in the Company’s TEG acquisition. There was approximately $0.7 million remaining under the share repurchase program as of March 31, 2024.

Subsequent to quarter-end, the Board approved the expansion of the Company’s share repurchase program to $125 million, up from $100 million.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended March 31,
Retail Segment	2024	2023
Number of sites at beginning of period	1,543	1,404
Acquired sites	—	135
Newly opened or reopened sites	1	1
Company-controlled sites converted to
consignment or fuel supply locations, net	—	(5)
Closed, relocated or divested sites	(4)	(4)
Number of sites at end of period	1,540	1,531

	For the Three Months Ended March 31,
Wholesale Segment [1]	2024	2023
Number of sites at beginning of period	1,825	1,674
Acquired sites	—	192
Newly opened or reopened sites [2]	9	7
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	—	5
Closed, relocated or divested sites	(18)	(26)
Number of sites at end of period	1,816	1,852

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended March 31,
Fleet Fueling Segment	2024	2023
Number of sites at beginning of period	298	183
Closed, relocated or divested sites	(2)	—
Number of sites at end of period	296	183

Full Year and Second Quarter 2024 Guidance Range

The Company currently expects second quarter 2024 Adjusted EBITDA in the range of $70 to $77 million, with an assumed range of average retail fuel margin from 37 to 40 cents per gallon. The Company is maintaining its full year total Company Adjusted EBITDA range of $250 to $290 million, with an assumed range of average retail fuel margin from 36 to 40 cents per gallon.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 5:00 p.m. Eastern Time on May 7, 2024. Investors and analysts interested in participating in the live call can dial 800-267-6316 or 203-518-9783.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, we operate A Family of Community Brands that offer delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of Operating Income, as adjusted, EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

At the segment level, the Company defines Operating Income, as adjusted as operating income excluding the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. Additionally, the Company believes Operating Income, as adjusted provides greater comparability regarding its ongoing segment operating performance by eliminating intercompany charges at the segment level. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

Operating Income, as adjusted, EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, Operating Income, as adjusted, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA or James Bonifer

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$1,631,332	$1,661,664
Merchandise revenue	414,655	400,408
Other revenues, net	26,467	26,424
Total revenues	2,072,454	2,088,496
Operating expenses:
Fuel costs	1,502,302	1,537,882
Merchandise costs	279,737	277,443
Site operating expenses	218,931	192,683
General and administrative expenses	42,158	40,416
Depreciation and amortization	31,716	28,399
Total operating expenses	2,074,844	2,076,823
Other expenses, net	2,476	2,720
Operating (loss) income	(4,866)	8,953
Interest and other financial income	22,014	7,210
Interest and other financial expenses	(24,471)	(20,812)
Loss before income taxes	(7,323)	(4,649)
Income tax benefit	6,707	2,158
Income (loss) from equity investment	22	(36)
Net loss	$(594)	$(2,527)
Less: Net income attributable to non-controlling interests	—	53
Net loss attributable to ARKO Corp.	$(594)	$(2,580)
Series A redeemable preferred stock dividends	(1,414)	(1,418)
Net loss attributable to common shareholders	$(2,008)	$(3,998)
Net loss per share attributable to common shareholders – basic and diluted	$(0.02)	$(0.03)
Weighted average shares outstanding:
Basic and diluted	117,275	120,253

	Condensed Consolidated Balance Sheets

	March 31, 2024	December 31, 2023
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$184,480	$218,120
Restricted cash	21,234	23,301
Short-term investments	4,588	3,892
Trade receivables, net	158,712	134,735
Inventory	250,405	250,593
Other current assets	116,144	118,472
Total current assets	735,563	749,113
Non-current assets:
Property and equipment, net	743,394	742,610
Right-of-use assets under operating leases	1,365,200	1,384,693
Right-of-use assets under financing leases, net	160,357	162,668
Goodwill	292,173	292,173
Intangible assets, net	207,416	214,552
Equity investment	2,907	2,885
Deferred tax asset	62,368	52,293
Other non-current assets	51,505	49,377
Total assets	$3,620,883	$3,650,364
Liabilities
Current liabilities:
Long-term debt, current portion	$17,297	$16,792
Accounts payable	233,960	213,657
Other current liabilities	150,569	179,536
Operating leases, current portion	68,403	67,053
Financing leases, current portion	9,392	9,186
Total current liabilities	479,621	486,224
Non-current liabilities:
Long-term debt, net	867,661	828,647
Asset retirement obligation	85,063	84,710
Operating leases	1,378,302	1,395,032
Financing leases	212,174	213,032
Other non-current liabilities	236,822	266,602
Total liabilities	3,259,643	3,274,247

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(106,055)	(74,134)
Additional paid-in capital	267,671	245,007
Accumulated other comprehensive income	9,119	9,119
Retained earnings	90,493	96,097
Total shareholders' equity	261,240	276,101
Non-controlling interest	—	16
Total equity	261,240	276,117
Total liabilities, redeemable preferred stock and equity	$3,620,883	$3,650,364

	Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net loss	$(594)	$(2,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,716	28,399
Deferred income taxes	(10,075)	(10,230)
Loss on disposal of assets and impairment charges	2,664	287
Foreign currency loss	27	34
Gain from issuance of shares as payment of deferred consideration related to business acquisition	(2,681)	—
Gain from settlement related to business acquisition	(6,356)	—
Amortization of deferred financing costs and debt discount	664	592
Amortization of deferred income	(1,946)	(1,860)
Accretion of asset retirement obligation	616	491
Non-cash rent	3,484	2,798
Charges to allowance for credit losses	327	283
(Income) loss from equity investment	(22)	36
Share-based compensation	3,329	4,069
Fair value adjustment of financial assets and liabilities	(10,772)	(4,228)
Other operating activities, net	624	329
Changes in assets and liabilities:
Increase in trade receivables	(24,304)	(11,182)
Decrease (increase) in inventory	188	(2,845)
Decrease in other assets	5,095	3,545
Increase in accounts payable	21,347	5,940
Decrease in other current liabilities	(4,152)	(127)
(Decrease) increase in asset retirement obligation	(55)	67
Increase in non-current liabilities	3,631	2,012
Net cash provided by operating activities	12,755	15,883
Cash flows from investing activities:
Purchase of property and equipment	(29,228)	(23,380)
Proceeds from sale of property and equipment	2,039	208,436
Business acquisitions, net of cash	—	(338,342)
Prepayment for acquisition	(1,000)	—
Loans to equity investment, net	14	—
Net cash used in investing activities	(28,175)	(153,286)
Cash flows from financing activities:
Receipt of long-term debt, net	41,588	55,000
Repayment of debt	(6,635)	(5,592)
Principal payments on financing leases	(1,135)	(1,418)
Early settlement of deferred consideration related to business acquisition	(17,155)	—
Proceeds from sale-leaseback	—	51,604
Common stock repurchased	(31,921)	(2,310)

Dividends paid on common stock	(3,596)	(3,609)
Dividends paid on redeemable preferred stock	(1,414)	(1,418)
Net cash (used in) provided by financing activities	(20,268)	92,257
Net decrease in cash and cash equivalents and restricted cash	(35,688)	(45,146)
Effect of exchange rate on cash and cash equivalents and restricted cash	(19)	(21)
Cash and cash equivalents and restricted cash, beginning of period	241,421	316,769
Cash and cash equivalents and restricted cash, end of period	$205,714	$271,602

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Net loss	$(594)	$(2,527)
Interest and other financing expenses, net	2,457	13,602
Income tax benefit	(6,707)	(2,158)
Depreciation and amortization	31,716	28,399
EBITDA	26,872	37,316
Non-cash rent expense (a)	3,484	2,798
Acquisition costs (b)	680	3,576
Loss on disposal of assets and impairment charges (c)	2,664	287
Share-based compensation expense (d)	3,329	4,069
(Income) loss from equity investment (e)	(22)	36
Fuel taxes received in arrears (f)	(565)	—
Adjustment to contingent consideration (g)	18	(702)
Other (h)	189	104
Adjusted EBITDA	$36,649	$47,484

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeded (or was less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss from the sale of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of the Board.

(e) Eliminates our share of (income) loss attributable to our unconsolidated equity investment.

(f) Eliminates the receipt of historical fuel tax amounts for multiple prior periods.

(g) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire acquisition.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$824,428	$843,473
Merchandise revenue	414,655	400,408
Other revenues, net	16,679	18,555
Total revenues	1,255,762	1,262,436
Operating expenses:
Fuel costs	744,241	767,808
Merchandise costs	279,737	277,443
Site operating expenses	198,017	175,554
Total operating expenses	1,221,995	1,220,805
Operating income	33,767	41,631
Intercompany charges by GPMP [1]	12,746	12,431
Operating income, as adjusted	$46,513	$54,062

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The tables below shows financial information and certain key metrics of recent acquisitions in the Retail Segment that do not have (or have only partial) comparable information for the prior period.

	For the Three Months Ended March 31, 2024
	TEG [1]	Uncle's (WTG) [2]	Speedy's [3]	Total
	(in thousands)
Date of Acquisition:	Mar 1, 2023	Jun 6, 2023	Aug 15, 2023
Revenues:
Fuel revenue	$80,249	$19,769	$4,268	$104,286
Merchandise revenue	34,127	9,147	2,265	45,539
Other revenues, net	1,293	228	52	1,573
Total revenues	115,669	29,144	6,585	151,398
Operating expenses:
Fuel costs	74,431	17,064	3,895	95,390
Merchandise costs	22,896	5,873	1,442	30,211
Site operating expenses	18,112	4,690	1,190	23,992
Total operating expenses	115,439	27,627	6,527	149,593
Operating income	230	1,517	58	1,805
Intercompany charges by GPMP [4]	1,281	291	71	1,643
Operating income, as adjusted	$1,511	$1,808	$129	$3,448

Fuel gallons sold	25,616	5,821	1,416	32,853
Fuel contribution [5]	$7,099	$2,996	$444	$10,539
Merchandise contribution [6]	$11,231	$3,274	$823	$15,328
Merchandise margin [7]	32.9%	35.8%	36.3%

[1] Acquisition from Transit Energy Group and affiliates ("TEG"); includes only the retail stores acquired in the TEG acquisition.

[2] Acquisition from WTG Fuels Holdings, LLC ("WTG"); includes only the retail stores acquired in the WTG acquisition.

[3] Acquisition of seven Speedy's retail stores.

[4] Represents the estimated fixed margin paid to GPMP for the cost of fuel.

[5] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin paid to GPMP for the cost of fuel.

[6] Calculated as merchandise revenue less merchandise costs.

[7] Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$664,514	$684,848
Other revenues, net	6,858	6,491
Total revenues	671,372	691,339
Operating expenses:
Fuel costs	655,113	674,691
Site operating expenses	9,299	9,098
Total operating expenses	664,412	683,789
Operating income	6,960	$7,550
Intercompany charges by GPMP [1]	11,329	11,038
Operating income, as adjusted	$18,289	$18,588

[1] Represents the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The tables below shows financial information and certain key metrics of recent acquisitions in the Wholesale Segment that do not have (or have only partial) comparable information for prior period.

	For the Three Months Ended March 31, 2024
	TEG [1]	WTG [2]	Total
	(in thousands)
Date of Acquisition:	Mar 1, 2023	Jun 6, 2023
Revenues:
Fuel revenue	$80,952	$3,084	$84,036
Other revenues, net	758	15	773
Total revenues	81,710	3,099	84,809
Operating expenses:
Fuel costs	80,424	2,959	83,383
Site operating expenses	874	68	942
Total operating expenses	81,298	3,027	84,325
Operating income	412	72	484
Intercompany charges by GPMP [3]	1,363	44	1,407
Operating income, as adjusted	$1,775	$116	$1,891
Fuel gallons sold	27,448	871	28,319

[1] Includes only the wholesale business acquired in the TEG acquisition.

[2] Includes only the wholesale business acquired in the WTG acquisition.

[3] Represents the estimated fixed margin paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended March 31,
	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$132,193	$127,494
Other revenues, net	2,385	951
Total revenues	134,578	128,445
Operating expenses:
Fuel costs	120,058	115,231
Site operating expenses	6,543	4,790
Total operating expenses	126,601	120,021
Operating income	7,977	8,424
Intercompany charges by GPMP [1]	1,781	1,572
Operating income, as adjusted	$9,758	$9,996

[1] Represents the estimated fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of recent acquisitions in the Fleet Fueling Segment that do not have comparable information for the prior period.

For the Three Months Ended March 31, 2024
WTG [1]
(in thousands)
Date of Acquisition:	Jun 6, 2023
Revenues:
Fuel revenue	$16,235
Other revenues, net	1,170
Total revenues	17,405
Operating expenses:
Fuel costs	14,738
Site operating expenses	1,111
Total operating expenses	15,849
Operating income	1,556
Intercompany charges by GPMP [2]	232
Operating income, as adjusted	$1,788
Fuel gallons sold	4,556

[1] Includes only the fleet fueling business acquired in the WTG acquisition.

[2] Represents the estimated fixed fee paid to GPMP for the cost of fuel.